    EXHIBIT 99.1

NEWS RELEASE

FOR FURTHER INFORMATION:

                  GREGORY K. CLEVELAND
                      TELEPHONE: (602) 852-3526

                   TRACY SCOTT
                   TELEPHONE: (701) 250-3040

                    WEBSITE: www.bnccorp.com

 BNCCORP NAMES BRADLEY BONGA TO BOARD OF DIRECTORS

BISMARCK, ND, November 19, 2007 – BNCCORP, Inc. (Nasdaq: BNCC), which operates community banking and wealth management businesses in Arizona, Minnesota and North Dakota, announced today that Bradley D. Bonga has been appointed to the Company’s Board of Directors.  The announcement was made by Tracy J. Scott, Chairman of BNCCORP’s Board of Directors.

Mr. Bonga, age 40, is the Founder and President/CEO of Bonga and Associates, LLC, a consulting firm based in Wheaton, Illinois, that offers performance improvement strategies for banks and financial institutions.  He fills a Board vacancy resulting from the resignation of Ms. Denise Forte-Pathroff in January 2007.  With the addition of Mr. Bonga, the BNCCORP Board of Directors will consist of eight members.

“We welcome the addition of Brad Bonga to the BNCCORP Board of Directors.  Brad and his firm worked closely with our management team in connection with the Company’s recently completed balance sheet reconfiguration, and in the process he demonstrated both a keen knowledge of our industry and a commitment to helping BNCCORP realize key strategic goals.  We look forward to his further contributions as a member of the Board,” said Mr. Scott.

Prior to founding Bonga and Associates, LLC in 2006, Mr. Bonga was employed by Performance Trust Capital Partners from 1998 to 2006.  While at Performance Trust, he was involved in bond sales, trading, and structuring proprietary mortgage backed securities transactions.  His efforts contributed to the structuring of collateralized mortgage obligations totaling more than $8 billion.  Before joining Performance Trust, Mr. Bonga worked in bond sales for two Chicago firms and, earlier, was Director of Acquisitions for a commercial real estate firm.  He is widely known as a speaker and author on the topic of bank and financial institution strategies.  Mr. Bonga and his wife and three daughters reside in Wheaton, Illinois.

About BNCCORP, Inc.
BNCCORP, Inc., headquartered in Bismarck, N.D., is a registered bank holding company dedicated to providing banking and wealth management services to businesses and consumers in its local markets. The Company operates 20 locations in Arizona, Minnesota and North Dakota through BNC National Bank and its subsidiaries.

Statements included in this news release which are not historical in nature are intended to be, and are hereby identified as “forward-looking statements” for purposes of the safe harbor provided by Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. We caution readers that these forward-looking statements, including without limitation, those relating to our future business prospects, revenues, working capital, liquidity, capital needs, interest costs and income, are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements due to several important factors. These factors include, but are not limited to: risks of loans and investments, including dependence on local and regional economic conditions; competition for our customers from other providers of financial services; possible adverse effects of changes in interest rates including the effects of such changes on derivative contracts and associated accounting consequences; risks associated with our acquisition and growth strategies; and other risks which are difficult to predict and many of which are beyond our control.

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